Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:
Brad Cohen
ICR, LLC
330/463-6865
http://www.joann.com

Public Relations Contact:
Lisa Greb
Director, Public Relations
Jo-Ann Stores, Inc.
330/463-3442

JO-ANN STORES ANNOUNCES FINANCIAL RESULTS
FOR THE FOURTH QUARTER AND FISCAL YEAR 2009
• Earnings Per Share for Fiscal 2009 Increase 39%
• Year-End Cash Increases by $55 million and Debt is Reduced by $34 million

HUDSON, OH – March 11, 2009 — Jo-Ann Stores, Inc. (NYSE: JAS) today announced financial results for its fiscal 2009 fourth quarter and full year ended January 31, 2009. Net income for the fourth quarter of fiscal 2009 was $20.4 million, or $0.79 per diluted share, compared with net income of $27.5 million, or $1.10 per diluted share in the prior year fourth quarter. The current quarter net income includes a $1.3 million after-tax gain, or $0.05 per diluted share, related to the repurchase of a portion of the company’s senior subordinated notes. Excluding this gain, net income for the fourth quarter was $19.1 million, or $0.74 per diluted share.

Net income for the full fiscal year ended January 31, 2009 was $21.9 million, or $0.86 per diluted share, compared with net income of $15.4 million, or $0.62 per diluted share, in the prior year. The current fiscal year net income includes a $2.6 million after-tax gain, or $0.10 per diluted share, related to the repurchase of a portion of the company’s senior subordinated notes. Excluding this gain, net income for the fiscal year was $19.3 million, or $0.76 per diluted share.

Net sales for the fourth quarter decreased 2.4% to $571.9 million compared to the same period last year. Fourth quarter same-store sales decreased 2.9% versus a same-store sales increase of 3.3% in last year’s fourth quarter.

Large-format store net sales for the quarter decreased 1.1% to $296.1 million compared to the same period last year. Same-store sales for large-format stores decreased 4.1%, versus an increase of 2.4% in last year’s fourth quarter. Small-format store net sales decreased 4.0% to $263.5 million compared to the same period last year. Same-store sales for small-format stores decreased 1.4% versus an increase of 4.2% in last year’s fourth quarter. Internet sales through Joann.com were $12.3 million in the fourth quarter of fiscal 2009 compared to $11.9 million for the same period last year.

Net sales for the fiscal year ended January 31, 2009 were $1.901 billion versus $1.879 billion in the prior year. Same-store sales increased 0.5% versus a same-store sales increase of 3.5% last year.

Large-format store net sales for the fiscal year ended January 31, 2009 increased 0.9% to $983.6 million compared to the prior year. Same-store sales for large-format stores decreased 1.0%, versus a same-store sales increase of 3.9% last year. Small-format store net sales for the fiscal year decreased 1.1% to $881.8 million compared to the prior year. Same-store sales for small-format stores increased 2.1% versus a same-store sales increase of 3.0% last year. Joann.com sales were $35.7 million for the fiscal year.

Darrell Webb, chairman, president and chief executive officer stated, “The successful execution of our strategic growth initiatives allowed us to deliver same-stores sales growth, SG&A expense leverage, and a consistent margin rate, which resulted in increased earnings and strong free cash flow for fiscal year 2009. Additionally, our core sewing and crafts businesses continued to exhibit growth throughout the year, despite the deterioration in economic conditions. I am proud of our team for achieving these results in a challenging year for many retailers.”

Mr. Webb continued, “While fiscal year 2010 will be somewhat unpredictable due to the economic environment, we believe our company is positioned very well to serve consumers as their values and shopping behaviors change.”

Operating Results

Gross margins for the fourth quarter decreased approximately 150 basis points to 43.5% from 45.0% in the fourth quarter of the prior year, due to markdowns taken to sell through seasonal merchandise.

Selling, general and administrative expenses for the quarter decreased to $199.7 million from $202.1 million last year. Selling, general and administrative expenses as a percentage of net sales increased slightly to 34.9% compared with 34.5% in the fourth quarter of the prior year due to de-leveraging of net sales, partially offset by initiatives to manage operating costs.

Operating profit for the fourth quarter was $32.5 million, versus $46.8 million for the prior year’s fourth quarter.

Balance Sheet

The cash balance for the fiscal year ended January 31, 2009 increased by $55.2 million compared to the prior year to $80.6 million. Long-term debt totaled $66.0 million, a reduction of $34.0 million compared to the prior year. The improvements in cash and debt balances were primarily the result of cash generated from operations and improvements in working capital.

During the fourth quarter the company repurchased $13.6 million of its senior subordinated notes at a discount of approximately 16% to par value, and recorded a $2.1 million pre-tax gain including the write-off of deferred finance charges.

For the full year the company repurchased $34.0 million of its senior subordinated notes at a discount of approximately 13% to par value, and recorded a $4.2 million pre-tax gain including the write-off of deferred finance charges.

Subsequent to fiscal 2009 year-end, the company repurchased $13.9 million of its senior subordinated notes at a discount of approximately 9% to par value, and will record a $1.1 million pre-tax gain including the write-off of deferred finance charges in the first quarter of fiscal year 2010. The company currently has $52.1 million of its senior subordinated notes outstanding.

Store Openings, Closings and Remodels

During the fourth quarter of fiscal 2009, the company closed ten small-format stores. In fiscal year 2009, the company opened 11 large-format and ten small-format stores and closed two large-format and 29 small-format stores. The year-end store count was 210 large-format stores and 554 small-format stores, for a total of 764 stores. For fiscal 2010, the company expects to open approximately 20 new stores and close approximately 30 stores.

During fiscal 2009, the company remodeled 29 stores. In fiscal 2010, the company expects to remodel approximately 30 stores.

Fiscal 2010 Outlook

Based upon management’s operating assumptions and current economic conditions, the company’s key considerations underlying its outlook for fiscal 2010 include:

•	Same-store sales decline of 2% to 4%;

•	Gross margin rate improvement;

•	Higher selling, general and administrative expense as a percentage of net sales;

•	Capital expenditures, net of landlord allowances, of $30 to $32 million;

•	Earnings per diluted share in the range of $0.70 to $0.85 (excluding any gains on debt repurchase);

•	Free cash flow in the range of $50 to $58 million; (free cash flow defined as net income plus depreciation and amortization, stock-based compensation expense and changes in working capital, less capital expenditures)

•	Weighted-average diluted share count of approximately 26 million shares.

Conference Call on the Web and Annual Meeting of Shareholders

Investors will have the opportunity to listen to the fourth quarter earnings conference call at 4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our website at http://www.joann.com (go to the bottom of our home page and click on “Investor Relations,” then click on the Conference Call icon). To listen to the live call, please go to the website at least ten minutes before the call begins to register, and download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID # 85905136.

The Annual Meeting of Shareholders of the company has been set by the board of directors and will be held on Thursday, June 11, 2009 at 9:00 a.m. ET at the Jo-Ann Stores Conference Center located at 5373 Darrow Road in Hudson, Ohio. All shareholders are cordially invited to attend the meeting, although only those holders of common shares of record at the close of business on April 13, 2009 will be entitled to vote at the meeting.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 210 large-format stores and 554 small-format stores.

Use of Non-GAAP Financial Information
In this release, Jo-Ann Stores discloses pro forma or non-GAAP measures of net income and earnings per share. Jo-Ann Stores believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies. In accordance with SEC regulations, reconciliation of the Jo-Ann Stores GAAP information to the pro forma information is provided in the table below. We will also make available on the investor relations page of our website at http://www.joann.com this press release, a replay of the Webcast, and a reconciliation of the difference between the GAAP and non-GAAP financial measures.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, failure to manage new store growth and the store transition strategy, the availability of merchandise, changes in the competitive pricing for products, the impact of competitors’ store openings and closings, longer-term unseasonable weather or widespread severe weather, our ability to effectively manage our distribution network, our ability to recruit and retain highly qualified personnel, our ability to sell-through our inventory at acceptable prices, energy costs, increases in transportation costs, our indebtedness and limits on obtaining additional financing, failure to maintain the security of our electronic and other confidential information, failure to comply with various laws and regulations, consumer confidence and debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the company’s Securities and Exchange Commission filings.

(tables to follow)

JO-ANN STORES, INC.
Consolidated Statements of Operations

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 31,	February 2,	January 31,	February 2,
	2009	2008	2009	2008
(Dollars in millions, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$571.9	$585.9	$1,901.1	$1,878.8
Cost of sales	323.3	322.0	1,018.6	1,006.4

Gross margin	248.6	263.9	882.5	872.4
Selling, general and administrative expenses	199.7	202.1	775.3	774.8
Store pre-opening and closing costs	2.3	1.8	12.3	8.4
Depreciation and amortization	14.1	13.2	54.2	51.8

Operating profit	32.5	46.8	40.7	37.4
Gain on repurchase of notes	(2.1)	—	(4.2)	—
Interest expense, net	2.2	3.2	9.4	12.5

Income before income taxes	32.4	43.6	35.5	24.9
Income tax provision	12.0	16.1	13.6	9.5

Net income	$20.4	$27.5	$21.9	$15.4

Income per common share – basic	$0.81	$1.12	$0.88	$0.63
Income per common share – diluted	$0.79	$1.10	$0.86	$0.62
Weighted average shares outstanding (in thousands):
Basic	25,194	24,457	24,886	24,296

Diluted	25,694	24,960	25,483	24,950

OTHER INFORMATION
Number of stores open at period end:
Small-format stores			554	578
Large-format stores			210	196

			764	774

Square footage at period end (000’s):
Small-format stores			8,141	8,477
Large-format stores			7,861	7,455

			16,002	15,932

Average square footage per store:
Small-format stores			14,695	14,666

Large-format stores			37,433	38,036

JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	January 31,	February 2,
	2009	2008
(Dollars in millions)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$80.6	$25.4
Inventories	429.4	472.2
Deferred income taxes	23.5	26.4
Prepaid expenses and other current assets	31.7	23.8

Total current assets	565.2	547.8
Property, equipment and leasehold improvements, net	314.8	297.5
Goodwill, net	11.6	11.8
Other assets	9.5	12.3

Total assets	$901.1	$869.4

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$145.1	$129.4
Accrued expenses	112.5	110.0

Total current liabilities	257.6	239.4
Long-term debt	66.0	100.0
Long-term deferred income taxes	3.2	—
Lease obligations and other long-term liabilities	96.6	90.0
Shareholders’ equity	477.7	440.0

Total liabilities and shareholders’ equity	$901.1	$869.4

JO-ANN STORES, INC.
Reconciliation of Non-GAAP Financial Information
(Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 31,	February 2,	January 31,	February 2,
	2009	2008	2009	2008
(Dollars in millions, except per share data)
GAAP net income as reported	$20.4	$27.5	$21.9	$15.4
Gain on repurchase of notes	1.3	—	2.6	—

Non-GAAP pro forma net income	$19.1	$27.5	$19.3	$15.4

GAAP income per common share – diluted	$0.79	$1.10	$0.86	$0.62
Gain on repurchase of notes per common share – diluted	0.05	—	0.10	—

Non-GAAP pro forma net income per common share – diluted	$0.74	$1.10	$0.76	$0.62

Weighted average shares outstanding (in thousands):
Diluted	25,694	24,960	25,483	24,950